Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
916-823-7214 | YahairaGarcia-Perea@bankofmarin.com

BANK OF MARIN ANNOUNCES STRATEGIC BALANCE SHEET REPOSITIONING TO ENHANCE FUTURE EARNINGS

NOVATO, CA – July 1, 2025 – Bank of Marin, the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC), announced today that it sold a book value of $186 million of available-for-sale (AFS) securities to strategically reposition its balance sheet to enhance future earnings, drive earnings per share growth, and increase return on equity.

“With this transaction, we took advantage of our high levels of capital to reposition legacy bond assets into higher yielding assets, and we believe we have now completed the repositioning of our AFS portfolio,” said Tim Myers, president and CEO, Bank of Marin. “We remain very well capitalized with a Bancorp pro-forma total risk-based capital ratio above 16%, and our strong balance sheet and liquidity position the Bank’s long-term, profitable growth.”

The securities sold had an average yield of 1.96%, resulting in an estimated pre-tax loss of approximately $19 million, which will be recorded in the second quarter of 2025. With the sale proceeds fully reinvested at an average yield of approximately 5.00%, the securities repositioning is expected to have an approximate four-year earn back and contribute approximately 13 basis points to annualized net interest margin beginning third quarter, resulting in $0.20 of estimated earnings per share accretion over the next four quarters.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank with assets of $3.8 billion, Bank of Marin provides commercial and personal banking, specialty lending, and wealth management and trust services throughout its network of 27 branches and eight commercial banking offices serving Northern California. Specializing in providing legendary service to its clients and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by San Francisco Business Times since 2003, was inducted into North Bay Biz’s “Best of” Hall of Fame in 2024, and ranked top 13 in Sacramento Business Journal’s 2025 Corporate Direct Giving List. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, visit www.bankofmarin.com.

Forward-Looking Statement

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate,” “designed” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions and the economic uncertainty in the United States and abroad, including economic or other disruptions to financial markets caused by acts of terrorism, war, impacts from inflation, supply chain disruptions, changes in interest rates (including the actions taken by the Federal Reserve to control inflation), California's unemployment rate, deposit flows, real estate values, and expected future cash flows on loans and securities; the impact of adverse developments at other banks, including bank failures, that impact general sentiment regarding the stability and liquidity of banks; costs or effects of acquisitions; competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; natural disasters (such as wildfires and earthquakes in our area); adverse weather conditions; interruptions of utility service in our markets for sustained periods; and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting our operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.